UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2022

PROCEPT BIOROBOTICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-40797	26-0199180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
900 Island Drive
Redwood City, California 94065
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 232-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	PRCT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
On October 6, 2022 (the "Closing Date"), PROCEPT BioRobotics Corporation (the "Company") entered into a loan and security agreement (the "CIBC Loan Agreement") by and among the Company, as borrower representative, Canadian Imperial Bank of Commerce ("CIBC"), as bank, and each borrower and guarantor party thereto from time to time. The CIBC Loan Agreement provides for a senior secured term loan facility in the aggregate principal amount of $52.0 million (the "Term Loan Facility") which was borrowed in full on the Closing Date.
The Term Loan Facility is being used to pay off the Company's Old Term Facility (as defined in Item 1.02 below), and all of the proceeds of the Term Loan Facility were used to repay all outstanding borrowings under the loan and security agreement, dated as of September 25, 2019, and as amended on January 15, 2021, April 6, 2021 and January 7, 2022, that was entered into by and among the Company, Oxford Finance LLC and other lenders party thereto from time to time (collectively, the "Oxford Loan Agreement") and to pay the transaction fees and expenses related thereto.

The Term Loan Facility is scheduled to mature on the fifth anniversary of the Closing Date (the "Maturity Date"). The CIBC Loan Agreement provides for interest-only payments on the Term Loan Facility for the first thirty-six months following the Closing Date (the "Initial Interest-Only Period"). The Initial Interest-Only Period will be extended to an additional twelve months if the Company achieves either (i) $200.0 million or greater in revenue for the twelve-month period then ended or (ii) $0 or greater in EBITDA for the six-month period then ended. Thereafter, amortization payments on the Term Loan Facility will be payable monthly until the Maturity Date in monthly installments equal to 20% of the then outstanding principal amount of the Term Loan Facility divided by 12 plus any accrued and unpaid interest. The Company has the option to prepay the Term Loan Facility without any prepayment charge or fee.

The The loan borrowed under the Term Loan Facility bears interest at an annual rate equal to the secured overnight financing rate ("SOFR") (calculated based on an adjustment of .10%, .15% and .25%, respectively, for one-month, three-month or six-month term SOFR as of a specified date, subject to a floor of 1.5%) plus an applicable margin of 2.25%.

The obligations under the CIBC Loan Agreement are secured by substantially all of the Company's assets, including its intellectual property and by a pledge all of the Company's equity interests in its U.S. subsidiaries and 65% of the Company's equity interests in its non-U.S. subsidiaries that are directly owned by the Company and each guarantor party thereto from time to time. The Company is obligated to maintain in deposit accounts held at CIBC the lesser of (i) $150.0 million or (ii) all of its non-operating cash.

The CIBC Loan Agreement contains certain customary representations and warranties, affirmative and negative covenants, and events of default. Under the CIBC Loan Agreement, if the Company maintains less than $100.0 million in available cash, then it is required to meet either one of two financial covenants: a minimum unrestricted cash covenant or a minimum revenue and growth covenant. The minimum unrestricted cash covenant requires the Company to maintain cash reserve not less than the greater of (i) $20.0 million, (ii) the absolute value of EBITDA losses (if any) for the most recent consecutive four-month period then ended or (iii) the aggregate outstanding principal amount of $52.0 million. The minimum revenue and growth covenant requires Company's revenue, for the consecutive twelve-month period as of each measurement date, of not less than $50.0 million and of at least 115% as of the last day of the consecutive twelve-month period of the immediately preceding year. If the Company maintains at least $100.0 million in available cash, then it is not required to meet such financial covenants.

The foregoing summary of the CIBC Loan Agreement is qualified in its entirety by reference to the actual text of the Amendment, a copy of which is filed herewith as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement.

On October 6, 2022, the Company repaid all outstanding borrowings due under the Oxford Loan Agreement ("Old Term Facility"), including $50.0 Million of principal repayments with an annual interest rate of 7.17% plus the greater of 2.2% or 30-day London Inter-Bank Offered Rate (LIBOR) as well as the transaction fees and expenses related thereto, using all the proceeds from the Term Loan Facility and the Company's available cash. The Oxford Loan Agreement was terminated on the same date and all security interests securing the Old Term Facility were released and all obligations of the Company under the Oxford Loan Agreement was terminated, except those obligations expressly specified in the Oxford Loan Agreement as surviving the termination, including without limitation, the amended and restated success fee letter, dated April 6, 2021, by and between Oxford Finance LLC and the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosure set forth in Item 1.01, "Entry into a Material Definitive Agreement," of this Current Report on Form 8-K, which disclosure is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, by and among Canadian Imperial Bank of Commerce, the Registration, and each Borrower and Guarantor from time to time, dated as of October 6, 2022
104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROCEPT BIOROBOTICS CORPORATION

Date: October 11, 2022	By:	/s/ Alaleh Nouri
Alaleh Nouri
Chief Legal Officer and Secretary